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                                                                    EXHIBIT 10.6

                              TERMINATION AGREEMENT

       THIS TERMINATION AGREEMENT, made as of June 4, 2002 (the "Agreement"), is by and among Ventas, Inc., a Delaware corporation (the "Company") and Paragon Consulting Group, LLC, a Michigan limited liability company and DeAnn O'Donovan ("O'Donovan") (the "Consultant").

                              W I T N E S S E T H :

       WHEREAS, the Consultant has caused O'Donovan to perform certain asset management advisory services to the Company pursuant to the Consulting Agreement, dated February 10, 2002, between the Company and the Consultant (the "Consulting Agreement"); and

       WHEREAS, the Consultant has delivered written notice to the Company pursuant to Section 7(c) of the Consulting Agreement of the Consultant's voluntary termination of the Consulting Agreement;

       WHEREAS, pursuant to Section 7(c) of the Consulting Agreement, the Consulting Agreement would terminate sixty (60) days after delivery of a notice of voluntary termination by Consultant; and

       WHEREAS, the Company, the Consultant and O'Donovan desire to terminate the Consulting Agreement and thereby terminate the services being provided by O'Donovan, effective June 7, 2002 (the "Termination Date"), instead of at the end of the aforementioned sixty (60) day period; and

       WHEREAS, the Company, the Consultant, and O'Donovan desire to settle all claims the Consultant and/or O'Donovan may have against the Company and the Company may have against the Consultant and/or O'Donovan, including, but not limited to, all claims that have arisen or might arise out of, or are in any way, related to O'Donovan's relationship with the Company or the termination of the Consulting Agreement.

       NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained and the Company's release of the Consultant's obligation to perform the services provided for under the Consulting Agreement for a period of at least three months, it is agreed as follows:

       1. Termination of Consulting Agreement. At the request of the Consultant, the Consulting Agreement and any services to be performed by the Consultant and/or O'Donovan under the Consulting Agreement are terminated effective as of the Termination Date. Except as provided in Sections 3(b), 3(c) and 3 (d) of this Agreement, any ongoing obligations of the Company, the Consultant and O'Donovan are contained solely in this Agreement.

       2. Outstanding Consulting Fee/Expenses. The Company shall pay the Consultant all outstanding amounts due and owing as the "Consulting Fee" (as defined in the Consulting Agreement), through the Termination Date, payable within fifteen (15) days following the Termination Date. Upon presentation of expense statements or vouchers and such

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other supporting information as the Company may reasonably request, and in accordance with such policies set forth by the Company for its executives, the Company shall reimburse the Consultant for all reasonable travel, entertainment, lodging, home office and other expenses incurred by the Consultant in connection with the performance of its services under the Consulting Agreement, through the Termination Date, payable within fifteen (15) days following the later of the Termination Date or the date the Consultant submits such expense statements; provided, however, that the Consultant must submit all expense statements and supporting information with respect to expenses incurred prior to the Termination Date, within thirty (30) days of the Termination Date. Except as set forth in this Agreement, the Company shall have no further obligations to Consultant.

    3. Employment by Kindred; Nonsolicitation; Confidentiality; Indemnification; Nondisparagement.

       (a) Employment by Kindred. For a period of three (3) months following the Termination Date, the Consultant and O'Donovan (collectively, the Consultant, for purposes of this Section 3) shall not be employed by Kindred Healthcare, Inc. or its consolidated subsidiaries.

       (b) Nonsolicitation. The Consultant hereby acknowledges and reaffirms the nonsolicitation covenant contained in Section 9(b) of the Consulting Agreement.

       (c) Confidentiality. The Consultant hereby acknowledges and reaffirms the covenants contained in Section 9(c) of the Consulting Agreement including the confidential information covenant and the restriction on communication with the press covenant.

       (d) Indemnification. The Company hereby acknowledges and reaffirms the indemnification covenant contained in Section 8 of the Consulting Agreement.

       (e) Nondisparagement. Following the Termination Date, the parties hereto each agree not to make disparaging public statements concerning the other, provided that nothing herein shall prevent either party hereto from enforcing its rights hereunder.

       (f) Acknowledgment. The Consultant acknowledges and confirms that (i) the restrictive covenants contained in this Section 3 and Sections 9(b) and (c) of the Consulting Agreement (collectively, the "Restrictive Covenants") are reasonably necessary to protect the legitimate business interests of the Company, and (ii) the Restrictive Covenants (including without limitation the length of the term of the Restrictive Covenants) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Consultant further acknowledges and confirms that its full, uninhibited and faithful observance of each of the Restrictive Covenants will not cause it any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair its ability to obtain work commensurate with its abilities and on terms fully acceptable to it or otherwise to obtain income required for the satisfaction of the needs of its creditors. The Consultant acknowledges and confirms that its special knowledge of the business of the Company is such as would cause the Company serious injury or loss if it were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of the

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Restrictive Covenants. The Consultant further acknowledges that the Restrictive
Covenants are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company's successors and assigns.

       (g) Reformation by Court. In the event that a court of competent jurisdiction shall determine that any of the Restrictive Covenants is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of the Restrictive Covenants within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

       (h) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Consultant of any of the Restrictive Covenants will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Consultant recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the Restrictive Covenants by the Consultant or any of its affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

    4. No Financial Interest in the Company or Affiliates. The Consultant hereby acknowledges that it has no entitlement to or interest of any kind in the equity, profits, revenue or any other financial interest in the Company or any of its affiliates, unless specifically agreed by the Company in a writing executed subsequent to the date of this Agreement.

    5.     Mutual Release and Waiver of Claims.

       (a) The Consultant and O'Donovan, on behalf of themselves, their families, heirs, executors, administrators, legal representatives and assigns (collectively referred to in this Section 5 of this Agreement as the "Consultant"), hereby unconditionally and forever releases, discharges and waives any and all claims of any nature whatsoever, whether legal, equitable or otherwise which the Consultant may have against the Company, its employees, officers, directors, predecessors, subsidiaries, representatives and agents, and any person or entity which may succeed to the rights and liabilities of any such entities or persons by assignment or otherwise (collectively referred to in this Release as the "Company"), arising at any time on or before the Termination Date, in each case relating to or in connection with the Consultant's engagement by the Company or the termination of the Consulting Agreement, other than with respect to the obligations of the Company to the Consultant under this Agreement. This Section 5 is a release of all claims of any nature whatsoever by the Consultant against the Company, other than with respect to the obligations of the Company to the Consultant under this Agreement, and includes, other than as herein provided, any and all claims, demands, causes of action, liabilities whether known or unknown including those caused by, arising from or related to the Consultant's engagement by the Company including, but without limitation, any and all alleged discrimination or acts of discrimination which occurred or may have occurred on or before the Termination Date based upon race, color, sex, creed, national origin, age, disability or any other violation of any Equal Employment Opportunity Law, ordinance, rule, regulation or order, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended; the

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Americans with Disabilities Act; claims under the Employee Retirement Income
Security Act of 1974, as amended; or any other federal, state or local laws or regulations regarding employment discrimination or termination of employment. This release also includes claims for wrongful discharge, fraud, or misrepresentation under any statute, rule, regulation or under the common law.

          (b) The Company, its officers, directors, predecessors and subsidiaries, and any person or entity which may succeed to the rights of any such entities or persons by assignment or otherwise (collectively referred to in this Section 5 of this Agreement as the "Company"), hereby unconditionally and forever releases, discharges and waives any and all claims of any nature whatsoever, whether legal, equitable or otherwise which the Company may have against the Consultant, O'Donovan, their employees, officers, directors, predecessors, subsidiaries, representatives and agents, and any person or entity which may succeed to the rights and liabilities of any such entities or persons by assignment or otherwise (collectively referred to in this Section 5(b) as the "Consultant"), arising at any time on or before the Termination Date, in each case relating to or in connection with the Consultant's engagement by the Company or the termination of the Consulting Agreement, other than with respect to the obligations of the Consultant under this Agreement and the Surviving Provisions. This Section 5(b) is a release of all claims of any nature whatsoever by the Company against the Consultant, other than with respect to the obligations of the Consultant to the Company under this Agreement, and includes, other than as herein provided, any and all claims, demands, causes of action, liabilities whether known or unknown including those caused by, arising from or related to the Consultant's engagement by the Company.

          (c) The Company, on the one hand, and the Consultant, on the other hand, understand and knowingly agree to this release because it is their intent in executing this Agreement to forever discharge each other from any and all causes of action, foreseen or unforeseen, that may have existed on or prior to the Termination Date, except for the obligations set forth in this Agreement.

          6. Return of Property. All Company files, documents, software, access keys, desk keys, ID badges, credit cards, laptop computers, fax machines, cellular phones, and all other property of the Company, in the Consultant's or O'Donovan's possession must be returned as soon as practicable, but in no event later than June 13, 2002.

          7.  Miscellaneous.

              (a) This Agreement shall not in any way be construed as an admission by the Company or the Consultant that any party has any valid claims whatsoever against any other party.

              (b) This Agreement sets forth the entire agreement among the parties hereto and may be changed only with the written consent of all of the parties and only if all of the parties make express reference to this Agreement. The surviving provisions of the Consulting Agreement, are hereby reaffirmed and shall remain in full force and effect, and together with this Agreement contain the entire agreement and understanding between the Consultant, O'Donovan and the Company with respect to the termination of the Consulting Agreement. In the event

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there is a conflict between this Agreement and the Consulting Agreement, the terms and conditions of this Agreement shall govern. The parties may execute this Agreement in counterparts, each of which shall constitute but one and the same instrument.

          (c) Consultant represents that it has the full and absolute power and authority to enter into this Agreement and this Agreement is a legal, valid and binding obligation of the Consultant, enforceable against the Consultant in accordance with its terms. The Company represents that it has the full and absolute power and authority to enter into this Agreement and this Agreement is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (d) This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Kentucky, without regard to principles of conflicts of laws. The parties hereby consent to jurisdiction of the Commonwealth of Kentucky.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VENTAS, INC                                PARAGON CONSULTING GROUP, LLC

    /s/ T. Richard Riney                        /s/ DeAnn O'Donovan
By:___________________________             By: ___________________________
Its: T. Richard Riney                      Its: Principal
     Executive Vice President                   DeAnn O'Donovan
     and General Counsel
                                                /s/ DeAnn O'Donovan
                                           ________________________________

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